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                                                                       EXHIBIT 1

The following resolution was adopted at a Meeting of the Board of Directors on February 7, 1994:


                          USAA LIFE INSURANCE COMPANY

     WHEREAS, the Board of Directors (the "Board") has determined, after presentation by USAA Life Insurance Company (the "Company"), that it is desirable for the Company to provide variable annuity contracts to its customers and prospective customers;


     NOW THEREFORE, The Board resolves as follows:


     RESOLVED, that the Company will amend its Certificate of Authority in those states where required in order to authorize it to sell variable annuity contracts. The Company will file the variable annuity contract form in all fifty states and any other legal documents, affidavits, exhibits or any other information required by the various State Insurance Departments.


     RESOLVED, that a Separate Account of USAA Life Insurance Company (the "Separate Account") be established in accordance with the provisions of Chapter 3, Article 3.75 of the Texas Insurance Code, and the Regulations promulgated thereunder, for the purpose of providing a funding medium to support reserves under such variable annuity contracts as may be issued by the Company.


     RESOLVED, that the Company and its Directors, Officers, employees, and affiliates with respect to the purchase or sale of investments of the Separate Account will adhere to standards of conduct that comply with 15 United States Code (S) 80a-17, as amended, and applicable rules and regulations thereunder and the Officers are directed to adopt and implement a Code of Ethics to assure compliance with these legal requirements.


     RESOLVED, that the Officers of the Company are authorized to take all actions which they deem necessary or appropriate to issue and sell variable annuity contracts. Such authority shall include, without limitation, registering the product in an amount (which may be in an indefinite amount) from time to time under the Securities Act of 1933, as amended, registering the Separate Account as a unit investment trust under the Investment Company Act of 1940, as amended, and filing any exemptive application or applications, and any amendment thereto with respect to the product or the Separate Account, under the Investment Company Act of 1940, as amended, and taking all other actions necessary or appropriate in order that such proposed issue and sale of the variable annuity contracts and operation of the Separate Account may comply with the requirements of the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, the Securities Exchange Act of 1934, as amended, the Investment Advisers Act of 1940, as amended, and all other applicable federal and state laws and regulations.

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     RESOLVED, that the Separate Account may have amounts allocated thereto
(including proceeds applied under optional modes of settlement) to provide for variable annuity contracts (and benefits incidental thereto) payable in variable amounts. The Separate Account shall be established and maintained pursuant to the laws of Texas under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are, in accordance with the applicable contract, credited to or charged against the Separate Account without regard to other income, gains or losses of the Company. The Separate Account shall be legally segregated, the assets of the Separate Account shall, at the time during the year that adjustments in the reserves are made, have a value at least equal to the reserves and other contract liabilities with respect to the Separate Account, and pursuant to Securities and Exchange Commission Regulation 17 CFR (S)270.0-1 at all other times, shall have a value approximately equal to or in excess of such reserves and liabilities, and that portion of such assets having a value equal to, or approximately equal to, such reserves and contract liabilities shall not be chargeable with liabilities arising out of any other business which the Company may conduct.


     RESOLVED, that the variable annuity contract will provide a fixed interest rate option through which contract owners may allocate premium to the Company's General Account in addition to the Separate Account.


     RESOLVED, that the fundamental investment policy of the Separate Account shall be to invest or reinvest the assets of the Separate Account in securities issued by such investment company or investment companies registered under the Investment Company Act of 1940, as amended, as the Officers may select and designate, consistent with the terms of the variable annuity contract and applicable laws.


     RESOLVED, that one or more Sub-Accounts be established within the Separate Account to which net premiums from variable annuity contracts will be allocated in accordance with instructions received from contract owners, and that the Officers are authorized to increase or decrease the number of Sub-Accounts in the Separate Account, or consolidate or otherwise modify the Sub-Accounts in the Separate Account, as they deem necessary or appropriate, subject to applicable law.


     RESOLVED, that each Sub-Account shall invest only in the shares of a single investment company or a single portfolio of an investment company organized as a series fund pursuant to the Investment Company Act of 1940.


     RESOLVED, that each Sub-Account may be comprised of two subdivisions, one to hold the amounts contributed to the variable annuity contracts issued to retirement plans qualifying for a favorable tax treatment under the provisions of the Internal Revenue Code (the "Code"), as amended, and the other to hold amounts contributed to variable annuity contracts not issued pursuant to such qualified plans.


     RESOLVED, that the President and Senior Vice President, Finance are authorized to initially deposit in the Separate Account an amount not to exceed thirty million dollars ($30,000,000.00) to facilitate the Separate Account's operation and are further authorized to distribute this sum among the initial Sub-Accounts of the Separate Account as deemed appropriate.

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     RESOLVED, that the President and Senior Vice President, Finance are authorized to transfer additional funds in an amount not to exceed five million dollars ($5,000,000.00) from the Company's General Account to the Separate Account for extraordinary purposes or expenses associated with the sale and administration of variable annuity contracts as deemed necessary or appropriate and consistent with applicable laws. If any funds are expended pursuant to this authorization the Officers shall report and explain to the Board the reasons for the expenditure.


     RESOLVED, that the President and Senior Vice President, Finance are authorized to transfer funds from the Separate Account to the General Account as deemed appropriate and consistent with the terms of the Variable Annuity Contract and applicable laws.


     RESOLVED, that the Officers are authorized to establish criteria by which the Company shall institute procedures to provide for a pass-through of voting rights to the owners of any variable annuity contracts issued by the Company as required by applicable laws, or otherwise appropriate, with respect to the shares of any investment company or companies whose shares are held in the Separate Account.


     RESOLVED, that Dwain A. Akins and James P. Brennan, Sr., Counsel for the Company are constituted and appointed agents to receive service of process and notices and communications from the Securities and Exchange Commission with respect to such registration statements or exemptive applications as may be filed on behalf of the Company concerning the Separate Account, and to exercise the powers given to such agent in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, the Securities Exchange Act of 1934, as amended, and the Investment Advisers Act of 1940, as amended, and all other applicable federal and state laws and regulations.


     RESOLVED, that the Officers are authorized to do or cause to be done all things necessary or appropriate, as may be advised by Counsel, to comply with, or obtain exemptions from, federal or state statutes or regulations that may be applicable to the issuance and sale of variable annuity contracts through the Separate Account of the Company, including without limitation, applying for exemptions with respect to contracts to be issued in the future through existing Separate Accounts or Separate Accounts to be established either by the Company or an affiliate of the Company.


     RESOLVED, that the Company will act as the Depositor for the Separate Account and, further, that the Company will provide all or some administrative services in connection with the establishment and maintenance of the Separate Account and other administrative services in connection with the issuance and sale of such variable annuity contracts, all on such terms and subject to such modifications as the Officers deem necessary or appropriate.


     RESOLVED, that the Officers are authorized to organize and incorporate a suitable investment company or companies under state corporate law and the Investment Company Act of 1940, or to take steps to have an existing investment company or companies organize one or more suitable series or portfolios under the Act, as deemed appropriate by the Officers, the shares of which shall be purchased by the

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Company in order to serve as an investment vehicle for the Separate Account, and, further, that the Officers are authorized to do all things they deem necessary or appropriate to carry out the foregoing.


     RESOLVED, that in order for the Company to have an efficient administration system for the variable annuity contract, the Board of Directors of the Company may enter into agreements to secure such services for a reasonable fee, compensation or remuneration with a Subsidiary, Affiliate or Independent Contractor, all on such terms and subject to such conditions as the Officers deem necessary or appropriate to effectuate the foregoing.


     RESOLVED, that in order for a suitable distribution system to be in effect in connection with the sale of variable annuity contracts, the Officers are authorized to enter into a distribution agreement with a subsidiary, affiliate, or independent contractor, all on such terms and such conditions as the Officers deem necessary or appropriate.



                                       /s/ R. T. Halinski, Jr.
                                       -------------------------------
                                       R. T. Halinski, Jr.
                                       Assistant Vice President
                                       Assistant Secretary
                                       USAA Life Insurance Company




(COMPANY SEAL)


Dated:  February 8, 1994

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                           WRITTEN CONSENT TO ACTION
                          BY THE BOARD OF DIRECTORS OF
                          USAA LIFE INSURANCE COMPANY


     The undersigned, being and constituting the Board of Directors of USAA Life Insurance Company, a Texas Corporation, do hereby consent in writing, without a meeting, to the adoption of the following resolution:


          Amendment to Resolution Establishing Separate Account


          WHEREAS, the Board of Directors, on February 7, 1994 and pursuant to a Special Meeting of the Board, adopted a resolution which, among other things, authorized the creation of a Separate Account of the Company; authorized the President and Senior Vice-President, Finance to initially deposit, on behalf of the Company, an amount not to exceed thirty million dollars ($30,000,000.00) to facilitate the Separate Account's operation; authorized the same officials to transfer an additional five million dollars ($5,000,000.00) from the Company's General Account (the "Discretionary amount") under certain conditions; appointed certain individuals as agents to receive service of process and certain notices and communications on behalf of the Company concerning the Separate Account; and, authorized the officers of the Company to organize and incorporate a suitable investment company under state law to serve as an investment vehicle for the Separate Account; and


          WHEREAS, the management of the Company, in order to show a stronger financial commitment to the Separate Account as well as, ultimately, the variable annuity contractholders purchasing said product, to defray expenses not anticipated or briefed to the Board of the Special Meeting, and to attempt to maintain the projected "break-even" or "profitability" target of five (5) years, has recommended authorization for an additional fifty-one million dollars ($51,000,000.00) to be invested by the Company in the Separate Account; and


          WHEREAS, the management of the Company, in order to keep a relative proportion to the above-mentioned additional funding and the aforementioned Discretionary amount, recommends authorization to increase said Discretionary amount by eleven million dollars ($11,000,000.00); and


          WHEREAS, the management of the Company, in order to have at least one officer of the Board serve as agent for service of process for the purposes stated above herein, recommends the Assistant Secretary thereof to be so named; and

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          WHEREAS, the management of the Company finds it desirable and, therefore, recommends that a Business Trust organization be an option available to it for creating the underlying investment company to serve as an investment vehicle to the Separate Account;


          NOW, THEREFORE, the Board resolves as follows:


          RESOLVED, that only the eleventh, twelfth, fifteenth and eighteenth resolutions of the Board, as adopted at the Special Meeting of February 7, 1994 relative to the creation of the Separate Account (refer to pages 12 and 13 of the Minutes of said Special Meeting) be, and they are hereby, deleted in their entirety and are now adopted as follows:


          RESOLVED, that the President and Senior Vice President, Finance are authorized to initially deposit in the Separate Account an amount not to exceed eighty-one million dollars ($81,000,000.00) to facilitate the Separate Account's operation and are further authorized to distribute this sum among the initial Sub-Accounts of the Separate Account as deemed appropriate


          RESOLVED, that the President and Senior Vice President, Finance are authorized to transfer additional funds in an amount not to exceed sixteen million dollars ($16,000,000.00) from the Company's General Account to the Separate Account for extraordinary purposes or expenses associated with the sale and administration of variable annuity contracts as deemed necessary or appropriate and consistent with applicable laws. If any funds are expended pursuant to this authorization the Officers shall report and explain to the Board the reasons for the expenditure.


          RESOLVED, that R. T. Halinski, Jr., Assistant Secretary, and Dwain A. Akins, Counsel for the Company, are constituted and appointed agents to receive service of process and notices and communications from the Securities and Exchange Commission with respect to such registration statements or exemptive applications as may be filed on behalf of the Company concerning the Separate Account, and to exercise the powers given to such agent in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and all other applicable federal and state laws and regulations.

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          RESOLVED, that the officers are authorized to organize and incorporate or to organize and create a suitable investment company or companies or business trust or trusts under state corporate or business trust law and the Investment Company Act of 1940, or to take steps to have an existing investment company or companies organize one or more suitable series or portfolios under the Act, as deemed appropriate by the Officers, the shares of which shall be purchased by the Company in order to serve as an investment vehicle for the Separate Account, and, further, that the Officers are authorized to do all things they deem necessary or appropriate to carry out the foregoing.


          This consent shall be filed with the Minutes of the Corporation.


          Dated:  July 29, 1994



          /s/ Robert T. Herres              /s/ H. T. Johnson
          ----------------------            -------------------------
          Robert T. Herres                  H. T. Johnson

          /s/ Edwin L. Rosane               /s/ William McCrae
          ----------------------            -------------------------
          Edwin L. Rosane                   William McCrae

          /s/ H. L. Emanuel                 /s/ A. Ray Otte
          ----------------------            -------------------------
          H. L. Emanuel                     A. Ray Otte

          /s/ M. Staser Holcomb             /s/ Michael J.C. Roth
          ----------------------            -------------------------
          M. Staser Holcomb                 Michael J.C. Roth

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